Exhibit 99.1

Contact:

investorrelations@smith-wesson.com

(413) 747-3448

Smith & Wesson Brands, Inc. Announces Intent to Divest Thompson/Center Arms™ Brand

SPRINGFIELD, Mass., May 3rd, 2021 — Smith & Wesson Brands, Inc. (NASDAQ Global Select Market: SWBI), a leader in firearm manufacturing and design, today announced that it plans to divest its Thompson/Center Arms brand. This decision is part of the Company’s broader strategic plan that will focus on its core Smith & Wesson brands.

Mark P. Smith, President and CEO of Smith & Wesson Brands, Inc., said, “Thompson/Center is a beloved hunting brand with a longstanding heritage, and we are committed to ensuring a smooth transition. Thompson/Center Arms’ loyal consumers should rest assured that they will continue to receive the world-class firearms, accessories, and customer service support that the brand has been known for since its founding in 1965. We remain fully committed to the hunting and long-range shooting market, and with this divestiture we will be able to now focus on these categories under our iconic Smith & Wesson brand. Additionally, this will allow us to immediately redirect manufacturing capacity to increase overall production volumes, allowing us to gain additional market share while simultaneously increasing profitability.”

At this time, a buyer for the Thompson/Center Arms brand has not been identified; however, the divestiture is not expected to have a material financial impact on the Company’s first quarter fiscal year 2022 results and the Company expects the divestiture to be accretive to the Company’s full year fiscal 2022 through higher overall production levels, increased margins, and lower marketing costs. The Company states that this decision will not result in a workforce reduction as its flexible manufacturing model allows it to repurpose capacity immediately to other areas without a headcount reduction.

Interested parties should contact the company via email at investorrelations@smith-wesson.com or by calling 413-747-3448.

About Smith & Wesson Brands, Inc.

Smith & Wesson Brands, Inc. (NASDAQ Global Select: SWBI) is a U.S.-based leader in firearm manufacturing and design, delivering a broad portfolio of quality handgun, long gun, and suppressor products to the global consumer and professional markets under the iconic Smith & Wesson®, M&P®, and Gemtech® brands. The Company also provides manufacturing services, including forging, machining, and precision plastic injection molding services. For more information call (844) 363-5386 or visit www.smith-wesson.com.

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include our plan to divest our Thompson/Center Arms brand; our expectation that the divestiture will not have a material financial impact on our first quarter fiscal year 2022 results; and our expectation that the divestiture will be accretive to our full year fiscal 2022 through higher overall production levels, increased margins, and lower marketing costs. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2020.